Lexington Realty Trust TRADED: NYSE: LXP One Penn Plaza, Suite 4015 New York NY 10119-4015

Contact:
Investor or Media Inquiries, T. Wilson Eglin, CEO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
April 24, 2009

LEXINGTON REALTY TRUST ANNOUNCES
DETAILS OF ITS COMMON SHARE DIVIDEND PAID ON APRIL 24, 2009

Related Adjustments to Exchangeable, Convertible and Redeemable Securities

New York, NY – April 24, 2009 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced today that its quarterly common share dividend in the amount of $0.18 per share paid on April 24, 2009 to common shareholders of record as of the close of business on March 26, 2009 consisted of approximately $1.8 million in cash and approximately 5.1 million common shares priced at $3.20 per share.  Holders of approximately 24.1 million common shares elected to receive the dividend in all common shares at a rate of approximately 0.0563 common shares per share.  Holders of 76.6 million common shares elected to receive the dividend in all cash or failed to make an election, and will receive approximately $0.0237 per share in cash (13.2%) and approximately $0.1563 per share in common shares (86.8%), or approximately 0.0489 common shares.

As a result of the quarterly common share dividend, effective March 27, 2009, the exchange rate of Lexington’s 5.45% Exchangeable Guaranteed Notes due 2027 adjusted from an exchange rate of 45.4682 common shares per $1,000 principal amount of notes, which was equivalent to an exchange price of $21.99 per common share, to 47.7692 common shares per $1,000 principal amount of notes, which is equivalent to an exchange price of $20.93 per common share.

In addition, as a result of the quarterly common share dividend, effective March 27, 2009, the conversion rate of Lexington’s Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Shares”) adjusted from a conversion rate of 2.1683 common shares per Series C Preferred Share, which was equivalent to a conversion price of $23.06 per common share, to 2.2726 common shares per Series C Preferred Share, which is equivalent to a conversion price of $22.00 per common share.

Finally, as a result of the quarterly common share dividend, effective on March 27, 2009, the redemption factor (or conversion ratio) for all limited partners in Lexington’s three controlled operating partnership subsidiaries was adjusted from 1.0 to 1.05, so that each operating partnership unit may be redeemed by the holder thereof for 1.05 common shares.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in and manages office, industrial and retail properties primarily net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area.   Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”.  Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

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